Exhibit 10.9

10/5/18

Patrik Sebastian Jeanmonod

Re: Chief Financial Officer

Dear Patrik,

CYTEK BIOSCIENCES INC. (“Cytek” or the “Company”) is pleased to offer you the position of Chief Financial Officer (CFO). Your duties are captured in the attached Job Description.

You will report to Dr. Wenbin Jiang, CEO of Cytek Biosciences. You will work in the facility located at 46107 Landing Parkway, Fremont, CA 94538. Company may change your position, duties, and work location from time to time as it deems necessary.

Your annual compensation will be $230,000 less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for the following standard Company benefits:

Medical	Flexible account (HSA, FSA)
Dental	12 days of vacation,
Vision	6 days sick leave, and
Life insurance	9 holidays
401K plan with company match

In your role as CFO, the company will recommend that the board grant you the right to purchase 254,000 shares of stock options as part of Cytek’s employee incentive plan, subject to the terms and conditions of Cytek stock option plan and vesting over four years.

The company may modify compensation and benefits from time to time as it deems necessary.

As a Cytek employee, you will be expected to abide by Company rules and regulations and sign and comply with the Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information. Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday.

We expect that you will start performing the duties of your new position on October 15, 2018. You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work In the United States.

10/5/18

Please sign and date this offer and return it to me. We look forward to a productive and enjoyable working relationship.

Sincerely,

/s/ Wenbin Jiang

Name:	Dr. Wenbin Jiang
Title:	CEO

Cytek Biosciences

Accepted:	Date:

/s/ Patrik Jeanmonod	10/7/2018